Exhibit 10.24
CDOR Option Sub, LLC Convertible Promissory Note
[•], 20[•]    $[•]

CDOR Option Sub, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of [•] (the “Holder”), the principal amount of [•] ($[•]) together with interest thereon calculated in accordance with the provisions of this Convertible Promissory Note (this “Note”). All capitalized terms not defined in this Note shall have the meanings ascribed to them in that certain Indemnification Agreement, dated as of [•] [•], 20[•], by and among NHT Operating Partnership, LLC, a Delaware limited liability company, NHT REIT Merger Sub, LLC, a Delaware limited liability company, NHT Operating Partnership II, LLC, a Virginia limited liability company, NexPoint Hospitality Trust, an unincorporated open-ended real estate investment trust organized under the laws of the Province of Ontario, Canada (“NHT”), the Company, and NexPoint Advisors, L.P., a Delaware limited partnership.

1.Payment of Principal.
(a)Maturity Date. Unless this Note has been previously converted in accordance with Section 3, the entire outstanding principal balance of this Note and accrued and unpaid interest thereon shall be due and payable on [•] [•], 20[•] (the “Maturity Date”).

(b)Prepayment. The Company has the option to pre-pay the outstanding principal balance of this Note and accrued and unpaid interest thereon at any time (the date of such payment, the “Repayment Date”).

(c)Consideration. The Company may elect to pay the amounts due and owing to the Holder pursuant to Section 1(a) or (b) in either (x) cash in immediately available funds or (y) a number of trust units of NHT having a fair market value equal to such amounts.

2.Interest. Until the earlier the Maturity Date or the Repayment Date, interest shall accrue at the rate of TWO HUNDRED TWENTY FIVE basis point (2.25%) per annum on the then-outstanding principal balance of this Note, compounded annually and computed on the basis of a 365-day year and shall be payable in kind, with such interest amount added to, and made part of, the outstanding principal amount of the Note on such date.

3.Conversion.
(a)At the election of the Holder prior to the Maturity Date or the Repayment Date, effective upon the date of such election, the outstanding principal balance and any unpaid accrued interest under this Note shall be converted into Membership Interests of the Company (“Membership Interests”) with such amounts treated as a capital contribution into the Holder’s capital account as set forth in the Limited Liability Agreement of the Company, dated as of [•] [•], 20[•], as amended from time to time, in an amount equal to the amount so converted.

(b)Any conversion pursuant to Section 3(a) shall be subject to any required approval of the TSX Venture Exchange.

4.Transfer Restrictions. This Note may not be sold, transferred, assigned, pledged or otherwise disposed of at any time to any Person.

5.Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Holder.

6.Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

7.Payments. All payments to be made to the Holder of the Note shall be made in the lawful money of the United States of America in immediately available funds.

8.Place of Payment. Payments of principal and interest shall be delivered to Holder at such address specified by Holder. If such address is changed, payments of principal and interest shall be delivered to the address specified by prior written notice by Holder to the Company.

9.Governing Law; Exclusive Venue. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Company and Holder agree that any litigation arising hereunder shall be filed in and resolved exclusively in the federal or state courts located in Delaware. The Company and Holder hereby irrevocably consents to the personal jurisdiction of such courts and agree that venue shall be exclusive with such courts.

10.Waiver of Presentment; Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.

11.Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Delaware, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

12.Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of the Note and the ownership thereof; and, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company shall, upon the written request of Holder, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen, and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.

13.Usury Laws. It is the intention of the Company and the Holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.

14.Partial Invalidity. If at any time any provision of this Note is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

15.Assignment. This Note may not be sold, offered for sale, pledged, hypothecated or otherwise encumbered, transferred or disposed of by the Holder without the prior written consent of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first above written.

CDOR OPTION SUB, LLC

By:      Name:
Title:

[Signature Page to Convertible Promissory Note]

With respect to Notes held by NexPoint Diversified Real Estate Trust or its subsidiaries as of December 31, 2022:

Principal outstanding: Approximately $5.6 million
Maturity dates: Ranging from November 25, 2040 to January 25, 2041